Exhibit 99.1

Telesis Bio Reports Fourth Quarter and Full Year 2022 Financial Results and Provides 2023 Guidance

-- Record revenue of $9.5M in 4QFY22; Increase of 208% over 4QFY21

-- BioXp® Revenue increased by 158% to $3.4M, in 4QFY22 over 4QFY21

SAN DIEGO, March 21, 2023 (GLOBE NEWSWIRE) -- Telesis Bio Inc. (NASDAQ: TBIO), a leader in automated multi-omic and synthetic biology solutions, today reported financial results for the fourth quarter and year ended December 31, 2022 and provided financial guidance for 2023.

“We are grateful to our Telesis Bio team for their tremendous efforts which resulted in strong performance in 2022 when we exceeded our revenue expectations, delivered meaningful expansion of gross margin due to favorable product mix and cost stabilization, delivered key products for our customers and achieved important milestones for our partners,” said Todd R. Nelson, PhD, CEO and founder of Telesis Bio. “We continue to stabilize operating expenses, make strategic and measured investments to drive long-term sustainable growth and achieve profitability and launch additional products to expand our customers’ ability to more broadly use our BioXp systems in their research and development efforts.”

Highlights

Continued to execute in all areas of its commercial strategy:

▪
Increased total revenue in Q4 by 208% over prior year period; and
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Made progress on offering a suite of higher margin products.

Advanced research and development programs:

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Achieved the first technical milestone of the 2022 Collaboration and Licensing Agreement with Pfizer to further develop SOLA, Telesis Bio’s novel enzymatic DNA synthesis (EDS) technology, for Pfizer’s use in its research and development of mRNA-based vaccines and biotherapies.

Fourth Quarter 2022 Financial Results

Revenue was $9.5 million for the fourth quarter 2022, a 208% increase from $3.1 million for the same period in the prior year. This growth was primarily driven by product sales from new product introductions and a payment of $2.5 million made by Pfizer based on achievement of a technical milestone. Royalties and other revenue also grew due to an increase in revenue related to the licensing of our products and collaborations.

Cost of revenue for the fourth quarter 2022 was $3.0 million, compared to $2.2 million for the same period in the prior year. The increase of $0.8 million was primarily driven by increased sales, resulting in higher raw material costs associated with instrument and reagent sales, biofoundry services, shipping and logistics costs, and increased personnel and departmental expenses.

Gross margin for the fourth quarter 2022 was 68%, compared to 29% for the same period in the prior year. The favorable change in cost of revenues as a percentage of total revenues was mainly due to an increase in revenue from collaboration research programs, an increase in volume of product sold, and change in the mix of products sold during the current year.

Operating expenses were $14.3 million for the fourth quarter 2022, compared to $13.0 million for the same period in the prior year. This increase was driven by the expansion of personnel across our business, primarily in our commercial organization to support increased revenues.

Net loss was $8.1 million for the fourth quarter 2022, compared to $12.5 million in the same period in the prior year. Net loss per share was $0.28 for the fourth quarter of 2022, compared to $0.43 for the corresponding prior year period.

Cash and cash equivalents were $43.8 million as of December 31, 2022. In addition, the company has approximately $20 million of debt outstanding as of December 31, 2022.

Fiscal 2023 Financial Guidance

“Looking ahead, we are excited to continue our momentum and expect strong operational and commercial results in 2023, with growth in our core BioXp business, new product launches, and meaningful contributions from achieving milestones in our collaboration agreement with Pfizer,” Todd R. Nelson, PhD, CEO and Founder of Telesis Bio. “We are on track to execute our 2023 strategic plan to expand margins – consolidating operations, positively affecting product mix shift, and insourcing instrument and oligo production. We expect to deliver the full year benefit of each of those activities in 2024.”

For the full year 2023, Telesis Bio is providing the following financial guidance:

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Total Revenue greater than $45 million;
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Gross margin is expected to be between 55% and 59%; and
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Operating expenses of between $62 million and $64 million.

Webcast and Conference Call Information

Company management will host a conference call today, Tuesday, March 21, 2023, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Telesis Bio’s website at ir.telesisbio.com and the conference call can be accessed live by pre-registering here: https://register.vevent.com/register/BI9516570548a545e393b0e9afc0337545. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on our website for 30 days.

About Telesis Bio
Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 9, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

Jen Carroll
Vice President of Investor Relations

jen.carroll@telesisbio.com

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

	December 31,	December 31,
	2022	2021
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$43,753	$82,806
Working capital	41,594	83,451
Total assets	81,362	116,257
Total liabilities	34,797	25,473
Accumulated deficit	(113,741)	(65,270)
Total stockholders’ equity	46,565	90,784

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Product sales	$3,482	$1,437	$10,913	$6,818
Service revenue	1,609	926	7,121	1,644
Collaboration revenue	3,463	160	6,650	160
Royalties and other revenue	915	555	2,751	2,421
Total revenue	9,469	3,078	27,435	11,043
Cost of revenue	3,023	2,196	11,840	6,744
Gross Profit	6,446	882	15,595	4,299
Operating expenses:
Research and development	4,139	5,249	23,460	14,466
Sales and marketing	4,681	3,077	16,489	10,958
General and administrative	5,510	4,653	22,131	14,249
Total operating expenses	14,330	12,979	62,080	39,673
Loss from operations	(7,884)	(12,097)	(46,485)	(35,374)
Interest expense, net	(263)	(368)	(1,217)	(1,369)
Change in fair value of derivative liabilities	29	11	8	(1,521)
Loss on extinguishment of debt	—	—	(727)	(618)
Other income (expense), net	(8)	(33)	(26)	(62)
Provision for income taxes	(6)	(4)	(24)	(14)
Net loss	$(8,132)	$(12,491)	$(48,471)	$(38,958)
Net loss per share, basic and diluted	$(0.28)	$(0.43)	$(1.65)	$(2.14)
Weighted average common shares used to compute net loss per share, basic and diluted	29,564,157	29,312,629	29,463,361	18,222,495